Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-231143 and 333-249319), Form S-3 (Nos. 333-244367, 333-252587, 333-265470 and 333-276746) and Form S-8 (Nos. 333-219158, 333-224785, 333-230592, 333-237480, 333-254659, 333-258717, 333-279049 and 333-276748) of our report dated April 7, 2025 relating to the financial statements of Rein Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

New York, New York

April 7, 2025